Exhibit 99.1

2019-11

NEWS RELEASE

HECLA REPORTS SECOND QUARTER PRODUCTION

Hedging and amended revolver provide financial flexibility

FOR IMMEDIATE RELEASE

July 18, 2019

COEUR D'ALENE, IDAHO -- Hecla Mining Company (NYSE:HL) today announced certain preliminary second quarter production results,¹ changes to its revolving credit agreement and its hedge position for gold and silver.

HIGHLIGHTS

●	Silver production of 3.0 million ounces, and gold production of 58,390 ounces.

●	Silver equivalent production of 11.0 million ounces or gold equivalent production of 125,359 ounces.[2]

●	Lead production of 5,514 tons and zinc production of 13,315 tons.

●	At June 30, 2019, cash, cash equivalents and short-term investments of approximately $10 million, with a draw on the revolving line of credit of $52 million.

●	Amended revolving credit agreement to allow higher debt to EBITDA ratios for the next year.

●

Established hedges that utilize put options on expected gold and silver sales through the first quarter of 2020, locking in a minimum average price of $1,400 per gold ounce and $15.13 per silver ounce.

“Our strong silver production reflects the continued outperformance of Greens Creek, which had higher grades and recoveries during the quarter as expected,” said Phillips S. Baker, Jr., Hecla’s President and CEO. “San Sebastian is continuing to perform as expected as we continue the bulk sample test of the sulfide material. We expect gold production to be higher at both Casa Berardi and in Nevada in the second half of the year, particularly the fourth quarter.”

“With the increase in the gold and silver prices we have purchased puts that assure a minimum price for our projected gold and silver sales through the end of the first quarter of next year. This, combined with the amended revolving credit facility, should provide Hecla with adequate liquidity if prices are lower over the next several quarters. That said, at these hedged prices, we don’t expect the revolver to be drawn at the end of the year,” continued Mr. Baker.

(1)	See cautionary statement regarding preliminary statements at the end of this release.
(2)	Silver and gold equivalent calculation based on average actual prices for each metal in the second quarter as follows: $14.89 for Ag, $1,310 for Au, $0.86 for Pb, and $1.25 for Zn.

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com	1

Exhibit 99.1

Greens Creek

At the Greens Creek mine, 2.4 million ounces of silver and 13,256 ounces of gold were produced in the quarter which is the most silver production in three years. The higher silver production, when compared to the second quarter of 2018, was due to higher ore grades as a result of mine sequencing. The mill operated at an average of 2,301 tons per day (tpd).

Casa Berardi

At the Casa Berardi mine, 28,892 ounces of gold were produced in the quarter, including 2,658 ounces from the East Mine Crown Pillar pit. The decrease in gold ounces compared to the second quarter of 2018 was expected due to lower grades and lower mill throughput and recovery as a result of adjustments to mill components that continued into the second quarter. The mill operated at an average of 3,820 tpd. Production of gold is expected to be higher in the second half of 2019 as installation of the new carbon in leach (CIL) drivetrain was completed in May and the in-pit crushing of stockpiled material comes on-line.

San Sebastian

At the San Sebastian mine, 0.5 million ounces of silver and 3,547 ounces of gold were produced in the second quarter. Silver and gold production were lower compared to the second quarter of 2018 due to lower ore grades, as expected. The mill operated at an average of 504 tpd.

Nevada Operations

At the Nevada operations, 12,695 ounces of gold and 49,450 ounces of silver were produced. Ore was processed at an average of 642 tpd (combined Midas and Aurora mills).

Lucky Friday

At the Lucky Friday mine, 127,147 ounces of silver were produced in the quarter. There was limited production and capital improvements, performed by salaried staff, and limited shipments of concentrate in the second quarter due to the ongoing strike.

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com	2

Exhibit 99.1

PRODUCTION SUMMARY

	Second Quarter Ended			Six Months Ended
	June 30, 2019	June 30, 2018		June 30, 2019	June 30, 2018
PRODUCTION			Increase/ (Decrease)			Increase/ (Decrease)
Silver	3,018,376	2,596,424	16%	5,941,506	5,130,518	16%
Gold	58,390	60,313	(3%)	118,412	118,120	- -
Lead[1]	5,514	5,522	- -	11,299	11,149	1%
Zinc	13,315	14,299	(7%)	27,259	29,510	(8%)
Greens Creek - Silver	2,372,270	1,999,792	19%	4,605,017	3,913,023	18%
Greens Creek - Gold	13,256	13,720	(3%)	27,584	26,837	3%
Lucky Friday - Silver[1]	127,147	24,687	415%	300,773	124,467	142%
San Sebastian - Silver	463,735	559,647	(17%)	904,814	1,071,839	(16%)
San Sebastian - Gold	3,547	3,872	(8%)	7,077	8,385	(16%)
Casa Berardi - Gold[2]	28,892	42,721	(32%)	60,691	82,898	(27%)
Nevada Operations - Silver (oz)[3]	49,450	N/A	N/A	116,888	N/A	N/A
Nevada Operations - Gold (oz)[3]	12,695	N/A	N/A	23,059	N/A	N/A

(1)	Union workers at Lucky Friday have been on strike since March 13, 2017. Limited production being carried out by salaried staff.
(2)	Casa Berardi also produced 5,774 ounces of silver in the second quarter 2019 compared to 12,299 ounces of silver for second quarter 2018.
(3)	The Nevada operations were acquired on July 20, 2018.

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska, Idaho and Mexico, and is a growing gold producer with an operating mine in Quebec, Canada. The Company also has exploration and pre-development properties in seven world-class silver and gold mining districts in the U.S., Canada, and Mexico, and an exploration office and investments in early-stage silver exploration projects in Canada.

Cautionary Statements Regarding Preliminary Results

All measures of the Company's second quarter 2019 operating and financial results contained in this news release, including cash, cash equivalents and short-term investments, are preliminary and reflect the Company’s expected results as of the date of this news release. Actual reported second quarter 2019 results are subject to management's final review as well as review by the Company's independent registered public accounting firm and may vary significantly from those expectations because of a number of factors, including, without limitation, additional or revised information and changes in accounting standards or policies or in how those standards are applied.

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com	3

Exhibit 99.1

Cautionary Statements Regarding Forward Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws, including Canadian securities laws. When a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. Forward-looking statements often address our expected future business and financial performance and financial condition; and often contain words such as “anticipate,” “intend,” “plan,” “will,” “could,” “would,” “estimate,” “should,” “expect,” “believe,” “project,” “target,” “indicative,” “preliminary,” “potential” and similar expressions. Forward-looking statements in this news release may include, without limitation: (i) estimates of silver production for the second quarter of 2019 on a consolidated basis and at each of the Greens Creek, Lucky Friday and San Sebastian mines; (ii) estimates of second quarter of 2019 gold production at Casa Berardi and Nevada operations; (iii) estimates of quarter-end cash position; (iv) estimates of amounts borrowed under the Company’s revolving credit agreement (“revolver”) at quarter-end; (v) continued access to borrowings under the revolver; (vi) minimum expected prices on the Company’s projected silver and gold production through the first quarter of 2020; (vii) expected gold production in the second half of the year, including the fourth quarter, (viii) the effectiveness of steps taken by the Company to lessen its risks; and (ix) the level of borrowings under the revolver at the end of 2019. The material factors or assumptions used to develop such forward-looking statements or forward-looking information include that the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated, to which the Company’s operations are subject.

Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect, which could cause actual results to differ from forward-looking statements. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political/regulatory developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) the exchange rate for the USD/CAD and USD/MXN, being approximately consistent with current levels; (v) certain price assumptions for gold, silver, lead and zinc; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineral resource estimates; (viii) the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated; (ix) counterparties performing their obligations under hedging instruments, including put option contracts; (x) sufficient workforce is available and trained to perform assigned tasks; (xi) weather patterns and rain/snowfall within normal seasonal ranges so as not to impact operations; (xii) relations with interested parties, including Native Americans, remain productive; (xiii) economic terms can be reached with third-party mill operators who have capacity to process our ore; (xiv) maintaining availability of water rights; (xv) factors do not arise that reduce available cash balances, and (xvi) there being no material increases in our current requirements to post or maintain reclamation and performance bonds or collateral related thereto.

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com	4

Exhibit 99.1

In addition, material risks that could cause actual results to differ from forward-looking statements include, but are not limited to: (i) gold, silver and other metals price volatility; (ii) operating risks; (iii) currency fluctuations; (iv) increased production costs and variances in ore grade or recovery rates from those assumed in mining plans; (v) community relations; (vi) conflict resolution and outcome of projects or oppositions; (vii) litigation, political, regulatory, labor and environmental risks; (viii) exploration risks and results, including that mineral resources are not mineral reserves, they do not have demonstrated economic viability and there is no certainty that they can be upgraded to mineral reserves through continued exploration; (ix) the failure of counterparties to perform their obligations under hedging instruments, including put option contracts; (x) our plans for improvements at our Nevada operations, including at Fire Creek, are not successful; (xi) our estimates for the second quarter results are inaccurate; (xii) we take a material impairment charge on our Nevada operations; and (xiii) we are unable to remain in compliance with all terms of the credit agreement in order to maintain continued access to the revolver. For a more detailed discussion of such risks and other factors, see the Company’s 2018 Form 10-K, filed on February 22, 2019, and Form 10-Q filed on May 9, 2019 with the Securities and Exchange Commission (SEC), as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this presentation, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

For further information, please contact:

Mike Westerlund

Vice President – Investor Relations

800-HECLA91 (800-432-5291)

Investor Relations

Email: hmc-info@hecla-mining.com

Website: www.hecla-mining.com

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com	5